Exhibit 99.1
June 15, 2006
Ms. Ginger Bunte
Chief Financial Officer
Golfsmith International Holdings, Inc.
11000 North IH-35
Austin, TX 78753
Dear Ginger:
General Electric Capital Corporation (“GE Capital” or the “Agent”), an affiliate of GE Antares Capital Corp., is pleased to provide its commitment to underwrite a $65,000,000 senior secured credit facility (the “Credit Facilities”) to Golfsmith International Holdings, Inc. (“Golfsmith”, the “Company”), in connection with the initial public offering of Golfsmith’s capital stock (the “IPO”) on the terms and conditions set forth herein and in the attached revised Summary of Indicative Terms and Conditions dated May 31, 2006 (the “Term Sheet”, and together with this letter, the “Commitment Letter”). The Credit Facilities would be used in conjunction with the Company’s contemplated Initial Public Offering of equity securities to retire up to $93.75 million of senior secured notes due 2009, repay the existing senior secured credit facility, pay a one-time fee of $3.0 million to terminate the First Atlantic management consulting agreement, and for general corporate purposes. In the event that the closing date of the Credit Facilities has not occurred on or prior to the date that the IPO occurs, GE Capital agrees to enter into an amendment with the Company to the Company’s existing credit facility, on terms reasonably satisfactory to GE Capital and the Company, on or prior to the date of the IPO for the purpose of increasing the commitment under the existing credit facility by up to $30 million and otherwise allowing the IPO thereunder without any mandatory prepayment from the proceeds of the IPO.
Company agrees to reimburse the Agent and the Lead Arranger (as defined in the Term Sheet) for all out-of-pocket expenses incurred in connection with the diligence, syndication preparation, negotiation, execution, and enforcement of this Commitment Letter and the Loan Documents, regardless of whether such Loan Documents are executed.
Company further agrees to indemnify and hold harmless the Agent, the Lead Arranger, their affiliates, and their officers, directors, employees, agent and attorney (each an “Indemnified Party”) against any and all losses, claims, damages, costs, expenses (including reasonable fees and expenses of attorneys) or liabilities of every kind whatsoever (collectively, the “Indemnified Obligations”) to which any of the Indemnified Parties may become subject in connection with this commitment letter, except that Company shall not be liable for any Indemnified Obligations of any Indemnified Party to the extent any of the foregoing is determined by a court of competent jurisdiction to have arisen from the gross negligence, bad faith, willful misconduct or breach of obligations of such Indemnified Party. This Indemnity Obligation will continue notwithstanding any termination of this commitment, except to the extent that it is superseded by the provisions of the executed definitive Loan Documents.
Company each agrees that in any action arising in connection with this Commitment Letter or any transaction contemplated hereby the only damages that may be sought from Agent, Lead Arranger or any of their affiliates, each other lender or any Indemnified Party are those which are direct and reasonably foreseeable as the probable result of any breach hereof. The Agent, the Lead Arranger and their affiliates shall not be liable under this Commitment Letter or any Loan Document or in respect of any act, omission

Exhibit 99.1
or event relating to the transaction contemplated hereby or thereby, on any theory of liability, for any special, indirect, exemplary, consequential or punitive damages.
This Commitment Letter is for Company’s confidential use only and may not be disclosed by the Company to any person other than First Atlantic Capital, Ltd. and its and the Company’s respective employees, attorneys and financial advisors (but not commercial lenders) and then only in connection with the proposed transaction and on a confidential basis, except (i) in connection with any litigation that may arise between the Company and GE Capital related to this Commitment Letter, (ii) as may be compelled in a judicial or administrative proceeding, (iii) to the extent required pursuant to SEC regulations, (iv) where in the Company’s reasonable judgment, disclosure is required by law or (v) where the Agent’s consent to the proposed disclosure is provided. Agent reserves the right to review and approve, in advance, all materials, press releases, advertisements, and disclosures that you or your affiliates prepare that contain Agent’s or any affiliate’s name or describe Agent’s financing commitment.
The Term Sheet is intended to be indicative of the principal terms of the Credit Facilities and does not purport to specify all of the terms, conditions, representations and warranties, covenants and other provisions that will be contained in the final loan documents for the Credit Facilities. Such final loan documents shall be structured as an amendment and restatement of the Company’s existing senior secured credit facility with GE Capital.
If this Commitment Letter or any act, omission or event hereunder or thereunder becomes the subject of a dispute, the Company and Agent hereby waive trial by jury. Company and Agent hereby consent and agree that the state or federal courts located in New York County, State of New York shall have exclusive jurisdiction to hear and determine any claims pertaining to this Commitment Letter or any transaction relating hereto, any other financing related thereto, and any investigation, litigation or proceeding related to or arising out of any such matters, provided that the parties acknowledge that any appeals from those courts may have to be by a court located outside of such jurisdiction. Company and Agent hereby expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection which any of them may have based on lack of personal jurisdiction, improper venue or inconvenient forum. This Commitment Letter shall be governed by and shall be construed in accordance with the laws of the State of New York applicable to contracts made and performed in that state.
This Commitment Letter supersede all prior discussions, writings, indications of interest and proposals with respect to the Credit Facilities previously delivered to you or your affiliates by Agent or any of its affiliates, including, without limitation, the commitment letter, dated May 31, 2006. Please indicate your acceptance of this commitment and return a signed copy of this Commitment Letter to Agent. This commitment will expire at 5:00 p.m., Chicago time, on June 15, 2006, unless on or prior to such time Agent shall have received a copy of this commitment letter executed by you. Notwithstanding acceptance of this commitment letter, the commitment herein will automatically terminate unless definitive Loan Documents are executed on or before July 31, 2006. Upon expiration or termination of the commitment contained herein, Agent, Lead Arranger and their affiliates shall have no liability or obligation hereunder. Termination of this commitment shall not affect your obligations hereunder, including to pay any fees, costs or expenses provided for herein or in any other agreements entered into between you and Agent.
We look forward to continuing to work with the management team of Golfsmith International Holdings, Inc. on this transaction.
Sincerely,

Exhibit 99.1

GENERAL ELECTRIC CAPITAL CORPORATION,
An Affiliate of GE Antares Capital Corp.

/s/ Daniel B. Glickman
By:	Daniel B. Glickman
Title:	Managing Director

ACCEPTED AND AGREED
Golfsmith International Holdings, Inc.

By:	Virginia Bunte

Its:	Senior Vice President, Chief Financial Officer and Treasurer

Date:	June 15, 2006

Exhibit 99.1
Summary of Indicative Terms and Conditions (“Term Sheet”)
Golfsmith International Holdings, Inc.
$65,000,000 Senior Credit Facilities
June 15, 2006

BORROWER:	Golfsmith International, L.P., Golfsmith NU, L.L.C, Golfsmith USA, L.L.C., Golfsmith Don Sherwood Inc. (collectively, “Company” or “Borrower”), each of which shall be wholly owned directly or indirectly by Holdings and jointly and severally liable for all obligations under the Credit Facilities.

SPONSOR:	First Atlantic Capital Limited (“Sponsor”)

ADMINISTRATIVE AGENT:	General Electric Capital Corporation (“GE Capital” or “Agent”)

SOLE LEAD ARRANGER AND BOOKRUNNER:	GE Capital Markets, Inc. (“GECM”)

LENDERS:	A syndicate of financial institutions (including GE Antares) arranged by GECM.

CREDIT FACILITIES:	An $65,000,000 senior secured credit facility consisting of a revolving credit facility of up to $65,000,000 (the “Revolving Credit Facility”), which will include a letter of credit subfacility for up to $5,000,000 (the “LC Subfacility”), and a swing line subfacility of up to $10,000,000 provided by Agent.

INCREMENTAL FACILITY:	The Borrower shall have the right to increase the size of the Revolving Credit Facility, at Agent’s and Borrower’s mutual agreement, in an aggregate amount of up to $25,000,000 (the “Incremental Facility”) at any time, from existing Lenders and/or new Lenders mutually acceptable to Agent and Borrower, provided that (i) no default or event of default shall have occurred and be continuing, and (ii) no commitment of any Lender shall be increased without the consent of such Lender. The Incremental Facility shall become part of the Credit Facilities.

Exhibit 99.1

REVOLVING CREDIT AVAILABILITY:	The aggregate maximum outstanding balance of loans under the Revolving Credit Facility shall be equal to the lesser of (A) a borrowing base that is equal to the sum of (i) 85% of eligible accounts receivable plus (ii) the lesser of (x) 70% of the cost of eligible inventory or (y) up to 90% of the “net orderly liquidation value” of eligible inventory plus (iii) the lesser of (x) $17,500,000 or (y) 70% of the Fair Market Value of owned real estate pledge to the Agent or (B) $65,000,000. Agent will retain the right from time to time in its reasonable discretion with notice to the Borrower to establish or modify reserves against availability, advance rates, and standards of eligibility.

The LC Subfacility would provide for the issuance of letters of credit for the account of Borrower. Outstanding letters of credit will be reserved from availability under the Revolving Credit Facility.

USE OF PROCEEDS:	To provide funds for the retirement of up to $93,750,000 of senior secured notes in conjunction with the contemplated equity offering, to provide for working capital and for general corporate purposes, and to fund certain fees and expenses associated with the closing of the Credit Facilities.

TERM:	5 years

INTEREST RATES:	The outstanding principal balance under the Revolving Credit Facility shall bear interest, at Borrower’s option, at a fluctuating rate equal to (a) the Base Rate, per annum, or (b) LIBOR plus one and one half percent (1.50%) per annum. After the first three (3) months, the Loans shall bear interest (adjusted quarterly) according to the following pricing matrix based on the average excess availability of the previous quarter:

Excess Availability:

	Base	Libor
≥ $40,000,000	(0.75%)	0.75%

≥ $30,000,000 and	(0.50%)	1.00%
< $40,000,000

≥ $20,000,000 and	(0.25%)	1.25%
< $30,000,000

< $20,000,000	0.00%	1.50%

The Base Rate will be a floating rate defined as the greater of (a) the rate publicly quoted from time to time by The Wall Street Journal (or another national publication selected by the Agent as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” and (b) the Federal Funds Rate plus .50 basis points.

Exhibit 99.1

LIBOR will be defined as the offered rate per annum for deposits of Dollars for the applicable Interest Period (as defined below) that appears on Telerate Page 3750 as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in each Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in the applicable Interest Period by major financial institutions reasonably satisfactory to the Agent in the London interbank market for the applicable Interest Period and for an amount equal or comparable to the principal amount of the Loans to be borrowed, converted or continued as LIBOR Rate loans on such date of determination.

Interest Period means, with respect to any LIBOR Rate loan, the period commencing on the Business Day the Loan is disbursed, converted or continued as a LIBOR Rate loan and ending on the date one, two, three, six, or, if acceptable to each Lender, nine or twelve, months thereafter, as selected by the Borrower in its notice of borrowing, conversion or continuation. No more than seven (7) Interest Periods shall be in effect at any time.

No loan may be converted into, or continued as, a LIBOR Rate loan at any time when an event of default shall have occurred and be continuing.

Interest on Base Rate loans will be payable quarterly in arrears on the first day of each quarter. Interest on LIBOR Rate loans will be payable at the end of each Interest Period and, in addition, at the end of 90 days in the case of a six month Interest Period. All interest on LIBOR Rate loans will be calculated using a 360 day year and all interest on Base Rate loans will be calculated using a 365/366 day year and, in each case, actual days elapsed.

At the election of the Agent or Requisite Lenders, upon the occurrence and during the continuance of an event of default, the obligations shall bear interest at a default rate of interest equal to an additional two percent (2%) per annum over the rate otherwise applicable and such interest will be payable on demand.

SECURITY:	The Agent, for the benefit of itself and the Lenders, shall receive a first priority perfected security interest in substantially all existing and after-acquired real and personal property of the Borrower, its domestic subsidiaries and any holding company (“Holdings”) formed to own the capital stock or equity securities of Borrower (the “Collateral”), including all inventory, accounts, equipment, fixtures, chattel paper, patents, trademarks, copyrights, documents, instruments, deposit accounts, cash and cash equivalents, investment property, general intangibles supporting obligations, letter of credit rights, commercial tort claims, insurance policies, and other personal property of Holdings, Borrower and its domestic subsidiaries and first mortgage liens on all of

Exhibit 99.1

the real property of Borrower and its domestic subsidiaries and all substitutions, accessions, products and proceeds of such property. The Collateral will be free and clear of other liens, claims, and encumbrances, except permitted liens and encumbrances acceptable to the Agent (to be set forth in the Credit Facilities Documentation (as hereinafter defined)) .

The Agent, for the benefit of itself and the Lenders, shall also receive a first priority perfected pledge of all of the outstanding capital stock or other equity securities of Borrower and each of the Borrower’s subsidiaries.

Notwithstanding the above, any pledge of a foreign subsidiary’s equity interests shall be limited to a pledge of 66% of the voting stock and 100% of the non-voting stock of such subsidiary.

Agent’s liens and security interests shall be evidenced by documentation reasonably satisfactory to Agent, including search results, collateral releases from prior lenders, landlord, mortgagee and bailee waivers, and in the case of real estate collateral, title insurance policies (supported by surveys) in amount, form and from an issuer reasonably satisfactory to Agent. All obligations under the Credit Facilities shall be cross-collateralized with each other and with collateral provided by any subsidiary of Borrower or any other guarantor.

GUARANTEES:	Obligations under the Credit Facilities will be guaranteed by all domestic subsidiaries of Borrower and by Holdings. Holdings shall be a single purpose entity and conduct no business other than ownership of the equity securities of Borrower and incur no indebtedness except as permitted in the Credit Facilities Documentation.

CASH MANAGEMENT:	The Borrower and its subsidiaries shall establish a cash management system satisfactory to Agent and Agent shall obtain control agreements with respect to cash management accounts. Unless an event of default exists or excess availability is less than $10,000,000, Borrower shall be entitled to dominion over such cash management accounts and collections will not automatically be swept to Agent.

VOLUNTARY PREPAYMENTS:	The Borrower may voluntarily prepay any loans outstanding under the Credit Facilities, in each case, subject to concurrent payments of any applicable LIBOR breakage costs. Prepayment of such loans shall be applied in the manner set forth under Mandatory Prepayments below.

MANDATORY PREPAYMENTS:	Borrower will be required to make prepayments as follows: promptly upon receipt thereof in the amount of 100% of the net proceeds of (i) any sale or other disposition of any assets of Borrower or its subsidiaries (net of amounts reinvested in replacement assets within 180 days or required to pay taxes or other costs applicable to the disposition), other than certain dispositions of other assets to be agreed; (ii) any sales or issuances of debt securities of Holdings, Borrower or any of its

Exhibit 99.1

subsidiaries and/or any other indebtedness for borrowed money incurred by Borrower or any its subsidiaries after the closing date (other than permitted amounts and types of indebtedness to be agreed upon); and (iii) insurance proceeds and condemnation awards to the extent not reinvested in the business. Such prepayments shall be applied to reduce the outstanding principal balance of the Revolving Credit Facility, with no concurrent permanent reduction of the Revolving Credit Facility commitment.

FEES:	A non-refundable Agent’s Fee of $25,000 per year payable to the Agent in advance (including at Closing).

An Unused Facility Fee in an amount equal to three-eights of one percent (0.375%) per annum on the average unused daily balance of the Revolving Credit Facility (less any outstanding letters of credit) when outstanding loans and letters of credit are less than $32,500,000 and one-quarter of one percent (0.25%) when outstanding loans and letters of credit exceed $32,500,000. Such fee shall be paid quarterly on the first day of each quarter.

Letter of credit fees for all letters of credit under the Credit Facilities in an amount equal to the LIBOR margin on Revolving Loans on the outstanding face amount of all letters of credit such fee to be paid quarterly on the first day of each quarter.

All fees (other than the Agent’s Fee) will be calculated using a 360-day year and actual days elapsed.

The Borrower and Sponsor will pay all reasonable costs and expenses associated with due diligence, the preparation, negotiation and execution of all documentation executed in connection with the Credit Facilities, and the administration and syndication of the Credit Facilities, including without limitation, the legal fees of counsel to the Lead Arranger and Agent regardless of whether or not the Credit Facilities are closed, and all enforcement costs and expenses of Agent and Lenders, and the out-of-pocket cost (including fees and expenses) paid to third party auditors, or a fee of $800 per audit day per in-house auditor plus out-of-pocket expenses.

In addition, no fee shall be payable in connection with the termination of Borrower’s existing senior secured credit facility with GE Capital.

LIBOR BREAKAGE:	Any payment (or conversion) of a LIBOR loan other than at the end of its Interest Period, will be subject to customary breakage provisions.

DOCUMENTATION:	The loan documents will contain conditions precedent, affirmative, negative and financial reporting covenants, indemnities, events of default and remedies, and other provisions, and Borrower will make representations and warranties, all as required by Agent and Lenders and

Exhibit 99.1

acceptable to the Borrower; provided that there shall be no financial covenants. Transactions between Borrower and its officers, directors, employees and affiliates shall be restricted in a manner acceptable to Agent. It shall be an event of default if (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) other than First Atlantic Capital, Ltd. shall have acquired beneficial ownership of 30% or more of the issued and outstanding voting shares of stock of Holdings or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new directors approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

COVENANTS:	Affirmative and Negative covenants consistent with facilities of this type, including, but not limited to, limitations on additional indebtedness, liens, dividends, stock repurchases, mergers and acquisitions, asset sales, investments, loans, and guarantees, subject to exceptions and baskets to be mutually acceptable. In addition, prior to closing or within a period of time to be mutually agreed after closing, Borrowers shall deliver to Agent (i) real estate appraisals prepared by an appraiser retained by Agent in conformance with FIRREA appraisal requirements, (ii) machinery and equipment appraisals prepared by an appraiser retained by Agent, and (iii) inventory appraisals prepared by an appraiser retained by Agent, each such appraisal to be acceptable to Agent in form and substance.

SYNDICATION:	The Lead Arranger may syndicate a portion of the loans and loan commitments post closing to other financial institutions identified by the Lead Arranger in consultation with Borrower on the terms and conditions as fully described in the Credit Facilities Documentation.

OTHER TERMS AND CONDITIONS:	Other terms and conditions include, but are not limited to, the following:

•	The preparation, execution and delivery of a credit agreement and other documents executed in connection therewith (collectively, with the credit agreement, the “Credit Facilities Documentation”) mutually acceptable to the Borrower and Agent, incorporating substantially the terms and conditions as outlined in the Commitment Letter and this Term Sheet. The Credit Facilities Documentation will be structured as an amendment and restatement of the Borrowers’ existing credit facility with GE Capital.

•	Consummation of the contemplated Initial Public Offering of Equity Securities, which shall consist solely of common stock of Holdings, with net proceed of not less than $60 million.

Exhibit 99.1

•	Up to $43,000,000 may be drawn at close under the Revolving Credit Facility (including issued letters of credit). In any event, after giving effect to the funding at close, or creation of a reserve for, and payment of all costs and expenses related to the closing, Borrower is required to have minimum availability of $10,000,000 under the Revolving Credit Facility.

•	Minimum excess availability on the Revolving Credit Facility of $2,500,000 at all times.

•	Satisfactory completion of environmental review (including a Phase I environmental study completed by a party acceptable to the Agent), and insurance review; provided, that, if the environmental review is not completed prior to closing, the failure to satisfy this condition shall not in and of itself preclude closing of the Revolving Credit Facility, but no availability in the borrowing base shall be given for real estate until such time as such review is completed.

•	Receipt by Agent of the Company’s available unaudited statements delivered in a form consistent with those previously delivered to GE Capital for each monthly period from January 2006 through the month prior to closing.

•	There shall not have occurred any change, development, or event that has or would reasonably be expected to have a material adverse effect on the operations, business, properties or financial condition of Holdings and its subsidiaries taken as a whole.

•	The Agent and Lenders shall have received a customary solvency certificate provided by Borrower certifying that Borrower, after incurring the indebtedness contemplated by the Credit Facilities, will be solvent, able to satisfy its obligations as they mature and adequately capitalized.

•	Both before and after giving effect to the closing, the absence of any Default or Event of Default under the Credit Facilities Documentation or under any material contract or agreement of Holdings, the Borrower or its subsidiaries; and accuracy of representations and warranties in all material respects.

•	There being no order or injunction or pending litigation which could reasonably be expected to have a material adverse affect on Holdings, the Borrower or any of its subsidiaries and no pending litigation seeking to enjoin or prevent the transactions contemplated hereby.

•	Other conditions precedent specific to the transaction and typical of facilities of this type, including Agent’s receipt of reasonably satisfactory corporate approval of the financing as well as opinions of counsel reasonably satisfactory to Agent as to, among other

Exhibit 99.1

matters, valid corporate existence and authority, legality, validity and binding effect of all loan, guaranty and security documents, perfection of security interests, the absence of any violation of law or regulation or conflict with any existing material contracts. All governmental, regulatory and other third-party approvals and consents required by Agent with respect to the proposed transactions shall have been obtained and shall be final and non-appealable.

•	Holdings shall own directly or indirectly 100% of the equity interests of Borrower.

•	The Company will have a minimum EBITDA for the trailing twelve months prior to close of at least $20,000,000, including such adjustments as acceptable to Agent and in any event such adjustments as are set forth in the existing credit agreement (“Adjusted EBITDA”).

ASSIGNMENTS AND PARTICIPATIONS:
Lenders would have the right at any time to sell and assign interests and sell participations under the Credit Facilities in accordance with customary terms, subject to the consent of the Borrower (such consent not to be unreasonably withheld or delayed) so long as no event of default has occurred and is continuing.

REQUISITE LENDERS:	Lenders holding greater than 50% of the loan exposure (including unfunded commitments under the Revolving Credit Facility) under the Credit Facilities.

Certain amendments and waivers may require class votes or the consent of all Lenders, as appropriate.

GOVERNING LAW:	New York.